# ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made, with effect as and from January 30, 2009 (the "**Effective Date**") BY AND BETWEEN:

> **MARAGRITA HADZOPOULOU-CLADARAS**, an individual having an address at 11 Anapafseos Street, 55236 Panorama, Thessaloniki, telephone/fax +30 2310 342459 (the "**Vendor**")

AND:

> **HALLDALE VENTURES LIMITED**, a Cyprus company having an office at 1 Lambousa Street, Nicosia, Cyprus, fax +357 22 779 939 (the "**Purchaser**").

WHEREAS:

A. The Vendor is the owner of certain property and assets more particularly described in Section 2.1 and Schedule A to this Agreement (collectively, the "**Assets**"); and

B. The Vendor has agreed to sell the Assets to the Purchaser, and the Purchaser has agreed to purchase the Assets from the Vendor, at and for the consideration and upon the terms and conditions set forth in this Agreement.

**NOW THEREFORE THIS AGREEMENT WITNESSES** that, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

## 1. INTERPRETATION

### 1.1 Definitions

In this Agreement:

(a) "**Affiliates**" means any Person that directly or indirectly controls, is controlled by, or is under common control with, another Person and for greater certainty includes a subsidiary. For the purposes of this definition, a Person "controls" another Person if that Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other Person, whether through the ownership of securities, by contract or by any other means and "controlled by" and "under common control with" have corresponding meanings;

(b) "**Agreement**" means this asset purchase agreement including any recitals and schedules to this asset purchase agreement, as amended, supplemented or restated from time to time;

(c) "**Applicable Law**" in respect of any Person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event;

(d) "**Approvals**" means approvals, authorizations, consents, permits, grants, licenses, privileges, rights, orders, judgments, rulings, directives, ordinances, decrees, registrations and filings;

(e) "**Compound X**" means that compound described as "compound x" in the Vendor's Asset Study Report attached hereto at Schedule B.

(f) "**Encumbrance**" means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance, whether created or arising by agreement, statute or otherwise at law, attaching to property, interest or rights and will be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights;

(g) "**Governmental Approvals**" means Approvals issued or granted by law or by any Governmental Authority;

(h) "**Governmental Authority**" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any governmental agency, tribunal, commission or other

authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

(i) "**Liabilities**" means all indebtedness, obligations and other liabilities of a specified Person whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due;

(j) "**Notice**" means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement;

(k) "**Person**" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, Governmental Authority or incorporated or unincorporated entity or association of any nature;

(l) "**Purchase**" means the transaction of purchase and sale contemplated by this Agreement;

(m) "**R&D Efforts**" means all research and development efforts undertaken by or on behalf of the Vendor, relating directly or indirectly to the Assets; and

(n) "**Taxes**" includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

### 1.2 Extended Meanings

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. The term "including" means "including without limitation".

### 1.3 Best of Knowledge

Any statement in this Agreement expressed to be made to "the best of the Vendor's knowledge" and any other references to the knowledge of the Vendor will be understood to be made on the basis of the Vendor's actual knowledge, after diligent inquiry, of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as the Vendor would have had if they had conducted such diligent inquiry.

### 1.4 Schedules

The following schedules, annexed to this Agreement, are hereby incorporated by reference and deemed to be part hereof:

Schedule A – Asset Description

Schedule B – Vendor's Asset Study Report

## 2. PURCHASE AND SALE

### 2.1 Purchased Assets

On the terms and conditions of this Agreement, in exchange for the Consideration, the Vendor sells and transfers, and the Purchaser hereby purchases, the Assets free and clear of all Encumbrances. Without limiting the generality of the foregoing, and in addition to the description set out on Schedule A, the Assets will be deemed to include the following:

(a) *Intellectual Property.* All right, title and interest in and to:

(i) all patents, patent applications and registrations, inventions, trade marks, trade names, trade mark applications and registrations, trade name registrations, service marks, designs, copyrights, copyright applications and registrations and industrial designs, domestic or foreign, owned or used by the Vendor relating to the R&D Efforts or otherwise to the Assets; and

(ii) all trade secrets, know-how, inventions and other intellectual property owned or used by the Vendor to the extent related to R&D Efforts or otherwise to the Assets

(collectively, the "**Intellectual Property**").

(b) *Biological Research Materials.* All right, title and interest in all laboratory related R&D Effort-specific supplies, and all biological materials, reagents and detergents related to the R&D Efforts or other Assets, along with all supplier information related thereto, and including all right, title and interest in the Vendor's complete inventory of essential oils and derivatives therefrom containing or thought to contain Compound X, and all reagents and detergents used or useful for Asset development, testing or research (collectively, the "**Research Materials**").

(c) *Regulatory Files, Books and Records.* Originals of all regulatory files (including correspondence), product dossiers, research and development work, serial release test results, quality assurance records, Asset data as well as all other books, records, files, documents and information relating to the Assets or the R&D Efforts in any format or media whatsoever (collectively, the "**Regulatory Files, Books and Records**").

(d) *Permits and Governmental Approvals.* All regulatory entitlements, permits, licences, registrations, qualifications and all other permits and Governmental Approvals relating to the Assets or useful or necessary for future R&D Efforts (collectively, the "**Permits**").

**2.2 Non-Assignable Assets**

If the Vendor has any right to the Assets that, at law, cannot be assigned to the Purchaser, the Vendor hereby unconditionally and irrevocably grants to the Purchaser an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty free license (with rights to sub-license through multiple levels of sub-licenses) to all such rights for the full duration of such rights and any renewals or extensions thereof. If the Assets include any property that, at law, cannot be assigned to the Purchaser or licensed in the manner set out above, the Vendor hereby unconditionally and irrevocably waives the enforcement of its rights to such Assets, and all claims and causes of action of any kind against the Purchaser with respect to such rights, and Vendor agrees, at the Purchaser's request and expense, to consent to and join in any action by the Purchaser to enforce such rights.

If the assignment of any of the Assets requires the Approval of a third party, the Vendor will obtain such Approval on or prior to the Effective Date. Without limiting the foregoing and the Purchaser's right to any remedy available in law or under this Agreement, if the Vendor is unable to obtain a required Approval for any Asset on or prior to the Effective Date, the Vendor hereby unconditionally and irrevocably grants to the Purchaser an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty free license (with rights to sub-license through multiple levels of sub-licenses) to all rights to such Asset for the full duration of such rights and any renewals or extensions thereof.

**2.3 Purchased Assets Held by Third Parties**

If any of the Assets are held by third parties, the Vendor will obtain the return of such Assets contemporaneously with the Effective Date.

**2.4 No Assumption of Liabilities**

Except as expressly provided herein, the Purchaser will not assume and will not agree to pay, perform or discharge any Liabilities of the Vendor which arise or relate to the Assets, the R&D Efforts or otherwise.

**3. CONSIDERATION**

**3.1 Purchase Price**

In exchange for the Assets, the Purchaser shall perform such acts as follows:

(a) *Stock Consideration.* The Purchaser shall provide to the Vendor a certain number of shares of the common stock of the Purchaser, fully paid and non-assessable calculated on the basis that, upon issuance, such shares shall comprise 20.0% of the outstanding common stock of the Purchaser on a fully diluted basis as of the Effective Date (the "**Stock Consideration**"); and

(b) secure from its parent company, Vardisto Investments Limited, the sum of EUR $100,000 for application towards research and development endeavours concerning the Assets, and expend that sum on research and development efforts relating to the Assets in the 12 month period following the Effective Date, pursuant to a budget provided by the Vendor and approved by the Purchaser;

(collectively, the "**Consideration**").

## 4. COVENANTS OF THE VENDOR

### 4.1 Vendor's Covenants

The Vendor covenants and agrees with the Purchaser that from and after the date of this Agreement:

(a) the Vendor will deliver to the Purchaser possession of the Assets, and execute and deliver or cause to be executed and delivered all documents and instruments as are necessary to effectively vest good and marketable title to the Assets in the Purchaser as contemplated by this Agreement, and if the Vendor is unable for any reason to comply with these obligations, the Vendor hereby irrevocably designates and appoints the Purchaser (or the Purchaser's successors and assigns) as its agent and attorney in fact to act for and on the Vendor's behalf and instead of the Vendor to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Vendor; and

(b) until specifically assigned, conveyed and transferred to the Purchaser, the Vendor will and does stand seized of and will hold the Assets as a bare trustee and agent, for the sole and absolute benefit of the Purchaser, and that the Vendor will only sell, transfer, convey, lease, charge or otherwise deal with such Assets in such manner as the Purchaser may lawfully direct the Vendor in writing.

### 4.2 Services of the Vendor

The Vendor hereby undertakes to continue working on the project and further develop her research work towards bringing the project into fruition, i.e. creating a marketable product that can generate sales, for no extra consideration. However, the Purchaser may from time to time require the services of the Vendor in connection with the Purchaser's business. The provision of such services will be governed by a separate written agreement between the parties, except that the Vendor hereby agrees that all such services provided to the Purchaser will be provided at the Vendor's actual cost of providing such services and without mark-up of any kind.

## 5. REPRESENTATIONS AND WARRANTIES

### 5.1 Of The Vendor

The Vendor warrants and represents to the Purchaser that the Vendor is the sole and exclusive legal and beneficial owner of the Assets and has the authority to enter into this Agreement and to transfer ownership of the Assets to the Purchaser, free and clear of all Encumbrances, in the manner contemplated by this Agreement. Without limiting the scope and extent of the foregoing, the Vendor represents and warrants that:

(a) *Intellectual Property—Non-Infringement.* Neither the use of the Assets nor the Purchaser's possession of the Assets infringes or will infringe upon the industrial or intellectual property rights, domestic or foreign, of any other Person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other Person, nor has the Vendor received any notice that the use or possession of the Assets, including the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, and there has been no infringement or violation of any intellectual property rights.

(b) *Intellectual Property—No Licenses or Royalties.* The Vendor has the exclusive right to possess and to use all of the Intellectual Property and has not granted any license or other right to any other Person in respect of the Intellectual Property. The Vendor is not required to pay any royalty or other fee to any Person in respect of the use of any of the Intellectual Property.

(c) *Intellectual Property—No Restrictions.* To the best of the Vendor's knowledge, there is no restriction on the ability of the Vendor to use or exploit all of the Intellectual Property.

(d) *Intellectual Property—No Third Parties.* All Persons who have been involved in the R&D Efforts or who provided input relating to the Asset:

(i) were either employees of the Vendor or contractors of the Vendor who have executed enforceable agreements with the Vendor irrevocably assigning to the Vendor all rights arising from their endeavors,

(ii) who are individuals have executed irrevocable waivers of moral rights, and to the knowledge of the Vendor, no Person other than the Vendor has any right, title or interest in or to the Intellectual Property; and

(iii) are bound by written confidentiality agreements not to disclose or make use of the Asset or the Intellectual Property for their own benefit or for the benefit of anyone other than the Vendor without the written consent of the Vendor.

(e) *Intellectual Property—Enforceability and Acquisition.* To the best of the Vendor's knowledge, there are no facts that cast doubt on the validity or enforceability of any of the Intellectual Property, or the availability of patent protection for Compound X or methods of application or acquisition thereof.

(f) *Regulatory Files, Books and Records.* The Regulatory Files, Books and Records are complete and accurate records of the information purported to be reflected therein.

(g) *Research Material.* The Research Material is in good and merchantable condition and is usable in the ordinary and usual course of the R&D Efforts, for the purposes for which it is intended.

(h) *No Other Assets.* The Assets constitute all of the assets of the Vendor relating to the R&D Efforts.

(i) *No Material Contracts or Permits.* To the knowledge of the Vendor, no Permits or contracts with third Persons are required for the conduct of the R&D Efforts after to the Effective Date in the manner as carried out before the Effective Date. The Vendor has complied with all Applicable Laws relating to the R&D Efforts conducted prior to the Effective Date.

(j) *No Other Agreements.* No Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment for the purchase or other acquisition from the Vendor of any of the Assets. The Vendor is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs her ability to sell, transfer, assign or convey, or that otherwise affects, the Assets or any of the Intellectual Property.

(k) *No Approvals.* The Vendor is under no obligation, contractual or otherwise, to request or obtain the Approval of any Person, and no Approval of, or notices to, any Governmental Authority are required to be obtained by the Vendor:

(i) by virtue of or in connection with the execution, delivery or performance by the Vendor of this Agreement or the completion of any of the transactions contemplated herein;

(ii) to avoid the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of any Applicable Law; or

(iii) in order that the authority and ability of the Purchaser to carry on the R&D Efforts in the same manner as presently conducted by the Vendor remains in good standing and in full force and effect as of and following the closing of the Purchase.

(l) *Taxes.* There are no Encumbrances, whether for Taxes or for any other reason, upon any of the Assets and no event has occurred with which the passage of time or the giving of notice, or both, could reasonably be expected to result in an Encumbrance for Taxes or for any other reason on any of the Assets.

(m) *Litigation.* There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Vendor) pending or, to the best of the Vendor's knowledge, threatened, by or against or affecting the Vendor relating to the Assets, at law or in equity, or before or by any court or Governmental Authority which might result in any material adverse change in the assets, affairs or prospects for the commercialization of the Business, financial or otherwise, or which might adversely affect the ability of the Vendor to enter into this Agreement or to consummate the Purchase. To the best of the Vendor's knowledge, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(n) *Enforceability.* This Agreement has been duly and validly executed and delivered by the Vendor and is a valid and legally binding obligation of the Vendor enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

(c) *Disclosure.* The representations and warranties of the Vendor contained in this Agreement are accurate and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Without restricting the generality of the foregoing, there are no facts known to the Vendor which should be disclosed and were not disclosed to the Purchaser in order to make any of the representations and warranties contained in this Agreement not misleading or which may have a materially adverse affect on the Assets or future R&D Efforts, and no facts are known to the Vendor which may materially adversely affect the Assets or would operate to prevent the Purchaser from using commercializing, whether directly or indirectly, the Assets.

**5.2 Of The Purchaser**

The Purchaser represents and warrants to the Vendor that the Purchaser is a subsisting corporation under the laws of Cyprus and has full corporate power and authority to execute and deliver this Agreement and to consummate the Purchase. The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Purchase. This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

## 6. SURVIVAL AND INDEMNITY

**6.1 Survival**

The representations, warranties and obligations of the Vendor contained in this Agreement or in any document delivered hereunder will survive the closing of the transaction contemplated by this Agreement.

**6.2 General Indemnity**

The Vendor will fully indemnify and save the Purchaser, its Affiliates, and their officers, directors, employees, representatives and agents harmless against:

(a) all loss, liability and expense arising out of any misrepresentation or breach of representation, warranty or obligation by the Vendor under this Agreement; and

(b) all Liabilities of the Vendor, contingent or other, existing on the Effective Date;

and such indemnity will include, without limitation, reasonable expenses of investigation and legal fees and expenses in connection with any action or proceeding against the Vendor. If the amount required to satisfy any claim so disclosed or provided for will exceed the amount so disclosed or provided for, the excess will be considered to be a separate liability in respect of which no disclosure or provision has been made.

**6.3 Notice and Participation**

The Purchaser will give the Vendor prompt written Notice of any loss, liability or expense for which the Vendor may be liable under Section 6.2. The Vendor will be entitled, at its expense, to participate in any negotiations, to assume the defence of any action or proceeding and to settle for monetary damages any claim in respect of which indemnification is sought under this Section.

## 7. MISCELLANEOUS

**7.1 Further Assurances**

Each party will from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the Purchase.

**7.2 No Disclosure**

No disclosure with respect to the transaction outlined in this Agreement, including but not limited to the identity of the Purchaser or the amount of the Purchase Price, will be made by the Vendor to any third parties without the prior express written approval of the Purchaser, except that the Vendor may make such disclosure as is required by Applicable Law, subject to prior Notice to the Purchaser of the text of any such disclosure.

**Notice**

Unless otherwise specified, each Notice to a party must be given in writing and delivered personally or by courier, or transmitted by fax to the party using the contact information set forth on page one hereof, or to any other address, fax number or Person that the party designates in writing. Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. on a business day, will be deemed to have been given on that business day, and if transmitted by fax after 3:00 p.m. on a business day, will be deemed to have been given on the business day after the date of the transmission.

**Entire Agreement**

This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior negotiations and understandings. No provision may be amended or waived except in writing.

**Counterparts and Facsimile**

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. A party's transmission by facsimile of a copy of this Agreement duly executed by that party will constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission. A party that has delivered this Agreement by facsimile will forthwith deliver an originally executed copy to the other party.

**INDEPENDENT LEGAL ADVICE**

**Vendor's Advice**

The Vendor understands that this Agreement contains important provisions concerning her rights relating to the Assets. The Vendor acknowledges and agrees that the Purchaser has given her the opportunity to seek and has recommended that she obtain, independent legal advice with respect to the subject matter of this Agreement and, further, the Vendor hereby represents and warrants to the Purchaser, and to its counsel, agents and representatives, that she has sought independent legal advice or waives such advice.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of and with effect from the date first set forth on page one, and as evidence of their intention to create a sealed instrument, have affixed their respective seals, below.

SIGNED, SEALED and DELIVERED by **Margarita Hadzopoulou-Cladaras** in the presence of:

Signature: [signature]

Print Name: CONSTANTINE D. [illegible]

Address: 40 PELOPONNISSOU STR, GR 15341 AG. PARASKEVI, ATHENS, GREECE

[signature]
**MARGARITA HADZOPOULOU-CLADARAS**

SIGNED, SEALED and DELIVERED by

Per: ANNA A. LAGIA [signature]

Authorized Signatory

## SCHEDULE B: VENDOR'S ASSET STUDY REPORT

<u>Lab director:</u> **Maragrita Hadzopoulou-Cladaras**

Hypercholesterolemia is regarded as the major cause of atherosclerosis and coronary heart disease. Central to the pathology of coronary heart disease (CHD) is the accumulation of lipids, cholesterol and triglycerides, within the intima of arterial blood vessels. Multiple lines of evidence from experimental animals, laboratory investigations, epidemiology, genetic forms of hypercholesterolemia and controlled clinical trials have indicated a strong causal relationship between elevated LDL-cholesterol and CHD. Elevated amounts of circulating LDL-cholesterol have been correlated with CHD, and clinical trials designed to reduce serum cholesterol levels by diet or pharmacological means have shown to lead to a reduction in the incidence of this disease. LDL-cholesterol is the major atherogenic lipoprotein which has long been identified by NCEP as the primary target of cholesterol-lowering therapy. One of the most effective ways of reducing circulating cholesterol levels is to inhibit endogenous cholesterol biosynthesis in the liver as in humans 50% or more of total body cholesterol is derived from *de novo* synthesis. In this context, it has been demonstrated that inhibitors of 3-hydroxy-3-methylglutaryl-coenzyme A (HMG-CoA) reductase, the enzyme that catalyzes the rate determining step of cholesterol biosynthesis, effectively lower LDL-cholesterol in humans. Therefore, the enzyme HMG-CoA reductase is a prime target for pharmacological intervention.

Clinically, statins have been the most widely prescribed drugs for treatment of hypercholesterolemia. Statins inhibit HMG-CoA reductase, the rate limiting enzyme in cholesterol biosynthesis, and effectively lower plasma concentrations of LDL-cholesterol and reduce mortality and morbidity from coronary artery disease. These statin-induced effects are believed to slow the progression of atherosclerosis, because atherosclerosis is mediated, in part, by the uptake of modified LDL, which eventually constitutes the lipid core of atherosclerotic lesions. However, despite the success of treatment by statins there is a need for new therapies to reduce LDL-cholesterol, since some patients do not tolerate statins well and more importantly many patients under statin treatment alone do not achieve the LDL-cholesterol goal according to guidelines suggested by the US National Institutes of Health. Therefore, for the treatment of hypercholesterolemia, it is desirable to develop other therapeutic interventions that lower LDL-cholesterol by mechanisms distinct from the current statin therapy.

In this study we investigated the hypolipidemic properties of an essential oil derived from a plant extract.The chemical composition of this essential oil has been analysed and several constituents have been isolated and identified in various fractions. Of the 62 essential oil constituents, 61 have been identified, and six components, comprise more than 80% of the essential oil. We initially determined whether the essential oil could affect the lipid contents in the plasma of naive rats prior to induction of hypelipidemia. Firstly, the essential oil was administrated intraperitoneally into rats Fischer-344 at various concentrations. Twenty-four hours later, blood was collected from the hearts of animals and plasma samples were assayed for contents of total cholesterol, LDL-cholesterol, and triglycerides using commercially available diagnostic kits according to instructions provided by the manufacturer. We determined the effective dose which showed decreases in total cholesterol, LDL-cholesterol, and triglycerides by 53.6%, 45.2% and 30.6% respectively. Therefore, we assumed that the extent of lipid reduction could be dependent on the essential oil dose administered into the animals.

We then utilized a rat model in which we could induce a substantial increase in the circulating (plasma) contents of total cholesterol, LDL-cholesterol and triglycerides by administration of the detergent, Triton WR-1339, a compound that effectively induces hypercholesterolemia in the rat model. Triton WR-1339 has been widely used for induction of acute hyperlipidemia in several animal models and for a number of different aims and has been particularly used to screen natural and chemical hypolipidemic drugs in rats. The essential oil was administrated at different concentrations to the hyperlipidemic rats and the optimal dose was determined which reduces the levels of total cholesterol by 60 %, LDL cholesterol by 72,5 % and triglycerides by 55 %. Since most of the major essential oil constituents have been identified, we attempted to associate the essential oil hypolipidemic activity with a specific constituent(s). We used six of these constituents, which compose over 80% of essential oil, in the rat model to determine their ability to suppress induction of

hyperlipidemia. Of the six major essential oil constituents only the compound X exhibited hypolipidemic activity. To further assure the compound X anti-hyperlipidemic activity, the rats were injected with two mixtures of essential oil constituents; mixture A contained each oil constituent in the same percent amount as present in the essential oil but lacking compound X and mixture B contained additionally the compound X. Only the compound X-containing mixture exhibited anti-hyperlipidemic activity, whereas such an activity was not exhibited by the mixture lacking compound X. Therefore, these results led us to the conclusion that compound X was the essential oil constituent possessing the anti-hyperlipidemic activity. Further studies demonstrated that the minimal dose required to accomplish the maximal inhibition for LDL-cholesterol and triglyceride contents was 7.5 μg/g of body weight. This dose of compound X reduced total cholesterol, LDL cholesterol and triglycerides levels by 54,5 %, 54 % and 34,5 % respectively.

In order to investigate the molecular mechanism of action of the essential oil and compound X a human hepatoma cell line, HepG2, was used. We investigated whether the hypolipidemic effects of the essential oil and compound X were associated with changes in cell proliferation and protein content. The essential oil and the compound X were assessed to have no significant effect on the cell number as determined by the Trypan blue method. Also, no significant changes were obtained in the content of total cell protein.

The *in vivo* studies unequivocally demonstrated the hypolipidemic activity of compound X, but they would not even suggest the metabolic pathway involved. On the other hand, it is known that the commonly used drugs, statins, lower hyperlipidemia by inhibiting HMG-CoA reductase, the cellular enzyme required for cholesterol biosynthesis. We then investigated whether the essential oil and the compound X act like statins and their hypolipidemic activities were dependent on HMG-CoA reductase. Mevinolin is a commercially available statin, a member of the drug family systemically administered to hyperlipidemic individuals to inhibit HMG-CoA reductase and consequently lower the amounts of blood circulating total cholesterol and LDL-cholesterol. We used a radioctive substrate of HMG-CoA reductase, [$^{14}$C]HMG-CoA, and the products of the reaction were seperated by ion exchange chromatography using the ion exchange resin AG 1-X8. The oil and the compound X did not affect HMG-CoA activity while mevinolin inhibited its action. Incubation with the oil and the compound X barely affected the HMG-CoA reductase activity levels as only negligible changes were observed. Mevinolin treatment produced a 3-fold increase in HMG-CoA reductase activity in HepG2 cells as compared to untreated cells. These results suggested that the essential oil and compound X exhibited their cholesterol-lowering activity via a process independent of inhibition of HMG-CoA reductase. Apparently, the cholesterol-lowering ability of the oil and the compound X is mediated via a different metabolic process than the process of inhibition of HMG-CoA reductase induced by mevinolin.

Statins have been shown to decrease total, free and esterified cholesterol concentrations in HepG2 cells. The effect of the oil and the compound X on intracellular levels of cholesterol and cholesterol esters was compared with the potent lipid lowering drug, mevinolin. Lipids were extracted by the method of Bligh and Dyer, they were then seperated by TLC (Thin Layer Chromatography) and cholesterol and cholesterol ester levels were determined by gas chromatography. Treatment of the cells with the oil and the compound X decreased cholesterol and cholesterol ester levels at the same extend as statins (mevinolin) do.

In conclusion the hypolipidemic activity of the essential oil and the compound X (a) is dose-dependent in the rat model; (b) is, unlike statins, independent of HMG-CoA reductase activity in the human hepatic cell line, HepG2; (c) it has a stronger lowering effect in the triglycerides. Unlike statins that mainly affect total and LDL cholesterol compound X has also a strong effect in lowering the triglyceride content and, (d) is rather selective since it does not affect the synthesis of whole cell protein. Collectively taking these results, we propose that compound X may develop to a potent cholesterol-lowering drug with a mechanism of action different than that of the commercially available drugs, statins. Therefore, compound X could be even used in combination with statins to achieve a greater effect than the one achieved with each compound alone. Further investigations are needed for the development of compound X as an hypolipidemic agent.